Exhibit 99.1

Aytu BioPharma Announces Paydown and Refinancing of Term Loan on More Favorable Terms

Company receives proceeds of $3.5 million through exercise of warrants, a portion of which was used to pay down debt

Interest rate on new $13.0 million term loan reduced by approximately 350 basis points today, potentially saving the Company $1.3 million over the life of the term loan

Term loan maturity extended to June 12, 2028

Extension of Revolving Credit Facility increases potential borrowing capacity

DENVER, CO / June 18, 2024 / Aytu BioPharma, Inc. (the “Company” or “Aytu”) (Nasdaq: AYTU), a pharmaceutical company focused on commercializing novel therapeutics, today announced the successful refinancing of its existing term loan and extension of its revolving credit facility on more favorable terms to the Company. In addition, the Company received $3.5 million of additional capital through the exercise of warrants from its June 2023 equity financing, a portion of which was used to pay down the term loan indebtedness.

“Aytu has executed a multi-year effort to re-position the company as a growing specialty pharmaceutical company focused on our novel branded ADHD drugs and pediatric therapeutics. This successful execution is now being recognized financially with our consolidation to one lender and extension of these facilities on terms much more favorable to the company,” commented Josh Disbrow, Chief Executive Officer of Aytu. “Additionally, the recent exercise of warrants provided net proceeds to the company of $3.5 million, a portion of which was used as a capital source to pay down some of the existing term loan, as we continue to strengthen our balance sheet. We are confident that with our strategic focus on cash flows and earnings, we will continue to further enhance the financial profile of the company going forward.”

New Eclipse Term Loan

On June 12, 2024, the Company entered into a new $13.0 million secured, amortizing term loan with Eclipse Business Capital LLC (“Eclipse) at an interest rate of the secured overnight financing rate as administered by the SOFR Administrator (“SOFR”) plus 7.0% (effectively 12.4% today) (the “Eclipse Term Loan”). The Eclipse Term Loan replaces the Company’s previous $15.0 million secured term loan with Avenue Capital Group II, L.P. (“Avenue”), which would have had an effective interest rate today of 15.9%. The Eclipse Term Loan will mature on June 12, 2028, with a straight-line loan amortization period of seven years, which would provide for a loan balance at the end of the four-year term of approximately $5.6 million to be repaid at maturity.

The approximate 350-basis point reduction in the interest rate (based on today’s rates) results in a potential savings of $1.3 million in interest expense under the new Eclipse Term Loan compared to the interest rate under the Avenue term loan. Further, the refinancing improves the Company’s balance sheet by reclassifying a significant majority of the term loan indebtedness from current liabilities to long-term liabilities and decreasing the overall indebtedness from $15.0 million to $13.0 million, helping to improve key financial ratios.

Warrant Exercise and Debt Paydown

On June 14, 2024, warrants to purchase 2,173,912 common shares at $1.59 per share issued with the Company’s June 2023 equity financing were exercised, generating proceeds of $3.5 million. The warrants were converted into 367,478 shares of common stock and 1,806,434 pre-funded warrants to purchase shares of common stock with an exercise price of $0.0001 per share. The Company used a portion of these proceeds to pay down $2.0 million in term loan indebtedness (from $15.0 million to $13.0 million) along with closing costs. As of June 18, 2024, the Company had 5,972,327 shares of common stock outstanding.

Extension of Revolving Credit Facility

On June 12, 2024, the Company also extended the maturity date of its existing revolving credit agreement with Eclipse to June 12, 2028. The amendment of the revolving credit facility also provides for an increase in potential maximum borrowing capacity to $14.5 million and other terms deemed to be more advantageous to the Company.

Mr. Disbrow concluded, “We have been fortunate to have partnered with two professional financial organizations in Avenue and Eclipse. We thank the Avenue team for their hard work and support in collaborating with us over the last few years. We also look forward to our expanded relationship with Eclipse and the collaboration that we continue to build.”

The Company will provide additional details regarding the terms and conditions of the Eclipse Term Loan and the revolving credit facility in its Current Report on Form 8-K to be filed with the United States Securities and Exchange Commission.

About Aytu BioPharma, Inc.

Aytu is a pharmaceutical company focused on commercializing novel therapeutics. The Company's prescription products include Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) and Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING) for the treatment of attention deficit hyperactivity disorder (ADHD), Karbinal® ER (carbinoxamine maleate), an extended-release antihistamine suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines available in various formulations for infants and children with fluoride deficiency. To learn more, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”). All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “may,” “will,” “should,” “forecast,” “could,” “expect,” “suggest,” “believe,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements. These statements are predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others, risks associated with: the Company’s plans relating to the Company’s ability to fully wind down the Consumer Health Segment, the Company’s ability to complete the manufacturing transfer of Adzenys XR-ODT® and Cotempla XR-ODT®, the Company’s overall financial and operational performance, potential adverse changes to the Company’s financial position or our business, the results of operations, strategy and plans, changes in capital markets and interest rates, and the ability of the Company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, our partners performing their required activities, our anticipated future cash position, regulatory and compliance challenges and future events under current and potential future collaborations. We also refer you to the risks described in “Risk Factors” in Part I, Item 1A of our most recent Annual Report on Form 10‑K and in other reports and documents that the Company files with the United States Securities and Exchange Commission.

Contacts for Investors

Mark Oki, Chief Financial Officer

Aytu BioPharma, Inc.

moki@aytubio.com

Robert Blum or Roger Weiss

Lytham Partners

aytu@lythampartners.com